UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2010

ICON Cash Flow Partners L.P. Seven Liquidating Trust

 (Exact Name of Registrant as Specified in Charter)

Delaware	000-27926	20-7478738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Fifth Avenue, 4th Floor
New York, New York 10011

(Address of Principal Executive Offices)
____________________

(212) 418-4700

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                Other Events

On July 9, 2010, ICON Capital Corp., the managing trustee (the “Managing Trustee”) of ICON Cash Flow Partners L.P. Seven Liquidating Trust (the “Liquidating Trust”), and NRAI Services, LLC, the resident trustee, amended the Liquidating Trust Agreement, dated July 12, 2007 (the “Liquidating Trust Agreement”), to extend the term of the Liquidating Trust for a period of up to three years.

The Liquidating Trust Agreement provided that the Liquidating Trust would terminate upon the earliest of (i) a termination required by the applicable laws of the State of Delaware, (ii) the termination due to the distribution of all Liquidating Trust’s assets, or (iii) July 12, 2010.  As a result of the Managing Trustee’s determination that an extension was reasonably necessary to wind up the affairs of the Liquidating Trust and the Liquidating Trust’s receipt of additional no-action relief from compliance with certain registration and reporting requirements under the Securities Exchange Act of 1934 from the Staff of the U.S. Securities and Exchange Commission, the term of the Liquidating Trust has been extended for up to three years to July 12, 2013.

Amendment No. 1 to the Liquidating Trust Agreement, dated July 9, 2010, is attached as an exhibit to this report.

The Liquidating Trust’s beneficial interest holders may request and receive a copy of this report by writing the Managing Trustee at ICON Capital Corp., 100 Fifth Avenue, 4th Floor, New York, NY 10011, or calling (212) 418-4700.

Item 9.01                                Financial Statements and Exhibits

(d) The following exhibit is furnished herewith:

Exhibit
Number	Description

10.1	Amendment No. 1 to Liquidating Trust Agreement, dated July 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICON CASH FLOW PARTNERS L.P. SEVEN LIQUIDATING TRUST
By: ICON CAPITAL CORP., its Managing Trustee

Dated: July 13, 2010	By: /s/ Michael A. Reisner
Michael A. Reisner
Co-President and Co-Chief Executive Officer